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                                                                      Exhibit 15




August 31, 2000


Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") as of March 31, 2000 and June 30, 2000 and for the three-month periods ended March 31, 2000 and March 26, 1999 and the three- and six-month periods ended June 30, 2000 and June 25, 1999 as indicated in our reports dated May 12, 2000 and August 11, 2000, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that such reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
New York, New York